UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 15, 2007

CHEETAH OIL & GAS LTD.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-26907

(Commission File Number)

93-1118938

(IRS Employer Identification No.)

400 – 601 West Broadway Street, Vancouver, British Columbia Canada V5Z 4C2

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 604.871.4163

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

    As previously announced, we entered into a subscription agreement, dated July 20, 2007, pursuant to which Kepis & Pobe (or its assignee) agreed to acquire shares in Cheetah Oil & Gas Ltd., our British Columbia subsidiary (“Cheetah B.C.”), representing 90% of the issued and outstanding shares of Cheetah B.C. Cheetah B.C. holds our petroleum prospecting and retention licenses in Papua New Guinea. On November 22, 2007 we entered into an amended subscription agreement with Kepis & Pobe and completed the transaction.

In consideration for their interest in Cheetah B.C., Kepis & Pobe has agreed to settle the approximately $15,000,000 in debts owing by our company and Kepis & Pobe (or its assignee) will contribute an additional $10,000,000 in capital to Cheetah B.C. by December 31, 2008, which will be applied to costs and expenses to conduct exploration and development work on the Papua New Guinea licenses.

CW1534740.1

As part of this settlement, Kepis & Pobe have taken an assignment of and acquired all debt that has accrued and was owing to Macquarie Holdings (U.S.) Inc., in the approximate amount of US$7,550,000, which has been cancelled and retired as partial consideration for the subscription by Kepis & Pobe. Kepis & Pobe has assigned all its rights and obligations under the subscription agreement to Invicta Oil & Gas Ltd. and we have entered into a shareholders’ agreement with Invicta in regards to Cheetah B.C.

Item 3.02.	Unregistered Sales of Equity Securities

On November 15, 2007, we issued 1,255,510 shares of our common stock to three of our directors and officers pursuant to the terms of their respective consulting arrangements with our company. We issued the securities to non U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

Item 9.01      Financial Statements and Exhibits

10.1	Amended Share Subscription Agreement dated for reference September 27, 2007
10.2	Unanimous Shareholders’ Agreement with an effective date of November 22, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEETAH OIL & GAS LTD.

/s/ Ian McKinnon

Ian McKinnon

President

Date: November 27, 2007